                                                               Exhibit 99.1

[GRAPHIC OMITTED - LOGO]



Contact: Tom Dougherty
         President and Chief Executive Officer
         404-525-7272


       AIRGATE PCS, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER


ATLANTA (March 23, 2004) - AirGate PCS, Inc. (NASDAQ: PCSAD), a PCS Affiliate of Sprint, announced today that William H. Seippel, vice president and chief financial officer, has resigned from the Company to pursue other interests.

Thomas M. Dougherty, president and chief executive officer of AirGate PCS, stated, "Almost eighteen months ago, Will Seippel joined us to accomplish a restructuring of the Company's debt and to help reposition AirGate PCS for growth. The recapitalization is now complete, the Company has the best leverage ratio among the Sprint affiliates, we have significantly more cash on our balance sheet, and we have a top-notch finance and accounting staff located in Atlanta. As a result of these factors, Will has elected to leave at this time to pursue other interests. While I am personally saddened by his departure, I am grateful to him for his many contributions and I wish him success in his future endeavors. Will has agreed to be available for consultation beyond his employment to help with the transition."

"I have completed the goals set forth for AirGate's restructuring," commented Seippel. "I am pleased the Company is poised for growth with a greatly improved capital structure and a strong finance team in place. While I will miss my AirGate colleagues, I look forward to working on other potential restructurings."

The Company also announced that it has retained a search firm to recruit a new chief financial officer.

About AirGate PCS

AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.2 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

                                      -END-